EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

FOR:            MAF Bancorp, Inc.                   Mid Town Bancorp, Inc.
                55th Street & Holmes Avenue         2021 N. Clark Street
                Clarendon Hills, IL 60514           Chicago, IL 60614

CONTACTS:       Allen H. Koranda, Chairman          Joel Zemans, President
                 and Chief Executive Officer         and Chief Executive Officer
                                                    (773) 665-5000
                Jerry A. Weberling, EVP and
                 Chief Financial Officer
                (630) 887-5999




               MAF BANCORP, INC. TO ACQUIRE MID TOWN BANCORP, INC.

Clarendon Hills, Illinois, July 5, 2001 - MAF Bancorp, Inc. (NASDAQ:MAFB), announced today that it has agreed to acquire privately held Mid Town Bancorp, Inc., based in Chicago. The transaction is valued at $69 million and will be paid in the form of 80% cash and 20% stock. In a joint release today, Allen Koranda, Chairman of the Board of MAF Bancorp, Inc. and Joel Zemans, President and Chief Executive Officer of Mid Town Bancorp, Inc. announced that their respective boards of directors have approved a definitive agreement under which Mid Town will be merged with MAF.

Allen Koranda, Chairman and Chief Executive Officer of MAF Bancorp, said, "Joel, his management team and the Board of Directors have built a quality organization in the heart of some of the finest banking areas in Chicago. We are pleased they have provided us with the opportunity to build upon their strong franchise. The acquisition allows us to continue the expansion of our Chicago region in neighborhoods conducive to our retail loan origination and deposit gathering strategies."

Joel Zemans, President and Chief Executive Officer of Mid Town Bancorp, added "We are pleased that our success in building Mid Town Bancorp over the last 27 years has culminated in the merger with MAF. The management of MAF shares our overall banking philosophies, and will provide our customers additional products and services with the same dedication to customer service we worked so hard to provide." Joel Zemans will continue as a board member of Mid America Bank following the acquisition.

The transaction will be accounted for as a purchase for financial accounting purposes. The transaction, which is subject to regulatory approval and the approval of Mid Town shareholders, is currently expected to close in the fourth quarter of 2001. In connection with the merger, Mid Town's bank subsidiary, Mid Town Bank & Trust Company of Chicago, will be merged with Mid America Bank, a wholly-owned subsidiary of MAF Bancorp.

At March 31, 2001, Mid Town had assets of $322 million, deposits of $283 million, and stockholders' equity of $31.5 million. The deposit base consists of approximately 80% core deposits, comprised of savings, money market and checking accounts. The acquisition of Mid Town provides MAF with four additional locations in its Chicago region, including a presence in the Lincoln Park market, as well as the Bucktown and Lakeview neighborhoods.

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MAF expects to achieve significant cost savings following the integration of the two companies' respective organizations. The data processing conversion is expected to be completed by February 2002. MAF expects the transaction to be approximately 1% accretive to earnings per share in 2002, and 2% in 2003, under the current accounting for purchase transactions, which requires goodwill to be amortized through the income statement. MAF expects to fund the cash portion of the acquisition with internal funds, and approximately $30 million of external Bank debt.

MAF is the parent company of Mid America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, IL. At March 31, 2001 the company had assets of $5.3 billion, deposits of $3.1 billion and stockholders' equity of $391 million. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries following the merger include, but are not limited to, difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated problems in closing pending real estate contracts, delays in real estate development projects, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.